EXHIBIT 19.1

INSIDER TRADING POLICY

SUMMARY

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You may not buy or sell Upexi, Inc. stock, notes or other securities without submitting a pre-clearance form to and obtaining pre-clearance from an Insider Trading Chief Financial Officer. Pre-clearance forms may be obtained from the Chief Financial Officer.

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You may not buy or sell Upexi, Inc. stock, notes or other securities except during an open trading window. Trading windows will open for 30-trading-day periods beginning two full trading days after Upexi, Inc. has announced publicly the financial results for the quarter, or for the full year with respect to the fourth quarter.

•	You may not buy or sell Upexi, Inc. stock, notes or other securities while you are in possession of material, non-public information about the Company or the securities.

•	You may not communicate material, non-public information to anyone outside the Company under any circumstances, or to anyone within the Company other than on a need‑to‑know basis.

This Insider Trading Policy, including the restrictions set forth above, applies to all officers, directors and employees of Upexi, Inc. or its subsidiaries (collectively “Upexi, Inc.” or the “Company”) and extends to all activities within and outside your duties at the Company. It applies to all securities of the Company, including stock, preferred stock, warrants, notes and stock options, and strictly limits the periods during which you may buy or sell Upexi, Inc. stock, notes and other securities.

Upexi, Inc. is a publicly held company. Its common shares and senior notes trade on the Nasdaq Capital Market. Options issued by third parties may trade on other public markets. Publicly held companies are subject to an array of securities and other laws. Prevention of insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company and everyone associated with it. In some cases, this Insider Trading Policy goes beyond the minimum requirements of the law to avoid any appearance of impropriety and to protect your reputation as well as the Company’s reputation.

Insider trading is a crime. It is illegal for you to buy or sell Upexi, Inc. stock or other Company security while you are in possession of material, non-public information about the Company or the security. Moreover, it is illegal for you to pass such information to others so that they might buy or sell Upexi, Inc. stock or other securities (called tipping). The penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three times the profit gained, or loss avoided, and criminal fines of up to $1,000,000 for individuals and $2,500,000 for entities. You will also be subject to discipline by the Company, which may include termination of employment.

Officers and directors are also subject to rules regarding short-swing profits and short selling.

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Questions regarding the Insider Trading Policy should be directed to the Company’s General Counsel or Chief Financial Officer. Chief Financial Officer and General Counsel serve as the Insider Trading Chief Financial Officers (the “Chief Financial Officers”).

STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

You may not buy or sell any type of stock or other security of the Company (or third-party option or security the value of which is derived from securities of the Company) while in possession of material, non-public information relating to the Company or the security. Additionally, you may not buy or sell stock or any other security of the Company (or a derivative security) except during the 30-trading-day periods that begin two full trading days after the date the financial results for the calendar quarter, or for the full year with respect to the fourth quarter, have been announced publicly. The announcement date of the quarterly results varies but occurs normally toward the end of the month following the end of the fiscal quarter.

Notwithstanding the foregoing, you may engage in transactions directly with the Company (exercise stock options, for example), buy or sell securities pursuant to a plan described in Rule 10b5-1(c)(1) of the U.S. Securities and Exchange Commission (the “SEC”) and make regular reinvestments pursuant to a dividend reinvestment plan.

The Company’s Chief Executive Officer will have the authority and discretion anytime to extend any trading period beyond 30 days or to initiate an additional trading period of any duration upon making a determination that such extension or initiation of a trading period is not materially inimical to the best interests of the Company. Moreover, the Company’s Chief Executive Officer will have the authority, on a case-by-case basis, to exempt one or more employees, directors or officers from the foregoing trading prohibition upon making a determination that special circumstances merit the exemption and that such exemption is not materially inimical to the best interests of the Company. Finally, the Company’s Chief Executive Officer will have the authority and discretion to close any trading period before its scheduled expiration or extension upon making a determination that such closure is in the best interest of the Company.

You must not directly or indirectly tip material, non-public information to anyone while in possession of such information. In addition, material, non-public information should not be communicated to anyone outside the Company under any circumstances, or to anyone within the Company other than on a need‑to‑know basis.

As an employee, officer or director of Upexi, Inc. you may come into possession of inside information relating to another company with which we have or plan to have dealings. You may not buy or sell any type of stock or other security of that other company while in possession of such material, non-public information.

EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. The term “securities” means an investment instrument, including stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash‑for‑stock transactions, conversions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:

•	Trading by insiders while in possession of material, non-public information;

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Trading by persons other than insiders while in possession of material, non-public information where the information either was received in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or

•	Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include facts concerning corporate earnings, earnings forecasts or other aspects of financial performance; mergers, acquisitions, joint venture arrangements, partnering agreements, significant equity investments by or in third parties; major litigation; departure of employees; significant advances or set-backs in technological research and development; important business developments; acquisition or loss of a major customer or supplier; significant borrowings or financings; defaults on borrowings; and bankruptcies. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column about the sector or industry in general that is expected to affect the market price of a security can be material.

A good general rule of thumb: when in doubt, do not buy or sell Upexi, Inc. stock or notes.

What is Non-Public?

Information is nonpublic if it has not been disseminated in a manner making it available to investors generally. Typically, the Company makes information public by filing reports electronically with the SEC and issuing news releases though business news wire services. Almost immediately thereafter, the SEC reports and news releases become available automatically on the Company’s website and various financial and business news sites. Additionally, the SEC reports are available on the SEC’s website. In the future the Company may use social media to disseminate information.

The circulation of rumors, even if accurate and reported in the news media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must elapse in order for the market to react to the information. Generally, one should allow approximately 48 hours following publication as a reasonable waiting period before such information is deemed to be public.

Who is an Insider?

“Insiders” include officers, directors and employees of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities. Officers, directors and employees may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip (or communicate except on a need‑to‑know basis) such information to others.

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It should be noted that trading by members of an officer’s, director’s or employee’s household or immediate family can be the responsibility of such officer, director or employee under certain circumstances and could give rise to legal and Company‑imposed sanctions.

Trading by Persons Other than Insiders

Insider trading violations are not limited to trading by insiders. Insiders may be liable for communicating or tipping material, non-public information to third parties (“tippees”). Moreover, persons other than insiders can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Are There Excuses for Insider Trading?

There are no valid excuses for insider trading. There are no financial hardship exemptions. It does not matter that you need money to buy a house or pay for college or medical expenses. There is no exception for small trades. Losing money is not a defense. If you have material nonpublic information – don’t trade. If in doubt – don’t trade. Always assume your trading or advice to others will be scrutinized with twenty-twenty hindsight and presume the worst outcome.

Prohibition of Records Falsifications and False Statements

Section 13(b)(2) of the 1934 Act requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•	SEC administrative sanctions;

•	Securities industry self‑regulatory organization sanctions;

•	Civil injunctions;

•	Damage awards to private plaintiffs;

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•	Disgorgement of all profits;

•	Civil fines for the violator of up to three times the amount of profit gained or loss avoided;

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Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided by the violator;

•	Criminal fines for individual violators of up to $1,000,000 ($2,500,000 for an entity); and

•	Prison sentences of up to 10 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (known as RICO), also may be violated upon the occurrence of insider trading.

Examples of Insider Trading

Examples of insider trading cases include actions brought against corporate officers, directors and employees who traded a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members, and other tippees of such officers, directors, and employees who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $1,000,000 in additional fines and 10 years in prison. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits and each is liable for all penalties of up to three times the amount of the friend’s profits. In addition, the officer and his friend are subject to, among other things, criminal prosecution, as described above.

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Insider Reporting Requirements, Short‑Swing Profits and Short Sales

Reporting Obligations under Section 16(a)‑‑SEC Forms 3, 4 and 5

Section 16(a) of the 1934 Act generally requires all officers, directors and 10% stockholders (“insiders”) to file reports with the SEC indicating their beneficial ownership of equity securities in the registrant and any changes in that ownership.

Recovery of Profits under Section 16(b)

For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any officer, director or 10% stockholder from any “purchase” and “sale” of Company Stock during a six‑month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occur, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.

The liability of an insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. In this connection it must be remembered that reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10‑K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statements.

ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other results in a violation of Section 16(b), and the “profit” must be recovered by the Company. It makes no difference how long the shares being sold have been held -- or that you are an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period. See the following checklist.

SALES—If you are an officer, director or 10% stockholder (or the sale is to be made by any family member living in the same household):

•	Have there been any purchases by the insider (or family members) within the past six months?

•	Have there been any option exercises within the past six months?

•	Are any purchases (or option exercises) anticipated or required within the next six months?

•	Has a SEC Form 4 been prepared?

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PURCHASES AND OPTIONS EXERCISES—If a purchase or option exercise for stock is to be made:

•	Have there been any sales by the insider (or family members) within the past six months?

•	Are any sales anticipated or required within the next six months (such as tax-related or year-end transactions)?

•	Has a SEC Form 4 been prepared?

You may wish to consult a Chief Financial Officer before engaging in any transactions involving the Company’s securities, including without limitation, the Company’s stock, options or warrants.

Short Sales Prohibited Under Section 16(c)

Section 16(c) of the 1934 Act prohibits insiders absolutely from making short sales of the Company’s Stock, i.e., sales of shares which the insider does not own at the time of sale, or sales of Stock against which the insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.

A Chief Financial Officer should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The mere perception by your friends or business colleagues that you traded on material non-public information could damage both the Company’s and your reputation and expose you to potentially serious consequences. To avoid the perception of insider trading and to avoid second-guessing of your trading by others, who may have the benefit of hindsight, you should be very cautious when deciding whether you possess material non-public information.

The following procedures have been established, and will be maintained and enforced, by Upexi, Inc. to prevent insider trading. Every officer, director and employee is required to follow these procedures.

Pre‑Clearance of All Trades by All Officers, Directors and Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company securities, all transactions in Company securities (except transactions described in C below) by officers, directors and employees must be pre-cleared by a Chief Financial Officer.

Trading Window

Additionally, except for transactions described in C below), neither the Company nor any of its officers, directors or employees may trade stock or any other securities of the Company except during the 30-trading-day periods that begin two full trading days after Upexi, Inc. has announced publicly the financial results for the quarter, or for the full year with respect to the fourth quarter. The announcement date of the quarterly results varies but occurs normally toward the end of the month following the end of the fiscal quarter.

C. Exceptions to Preclearance and Trading Window Rules

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Notwithstanding the rules described in A and B above, officers, directors and employees may engage in the following transactions without preclearance and outside the trading window:

(i) transactions directly with the Company, including the exercise of stock options and conversion of convertible securities, so long as those transactions are not accompanied by a sale of securities;

(ii) transactions pursuant to a plan described in SEC Rule 10b5-1(c)(1); and

(iii) regular reinvestments pursuant to a dividend reinvestment plan.

D. Information Relating to the Company

Access to Information

You should comply with the Company’s Public Disclosure Policy. You may be subject to additional restrictions or contracts dealing with confidentiality. Access to material, non-public information about Upexi, Inc. including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances or to anyone within the Company on a than need-to-know basis.

In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

Inquiries from Third Parties

Inquiries from third parties, such as industry analysts or members of the news media, about the Company should be directed to the Company’s investor relations officer, or one of the Chief Financial Officers.

E. Limitations on Access to the Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

•	Maintaining the confidentiality of Company related transactions;

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Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted to prevent access by unauthorized persons;

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Restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

•	Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

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•	Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;

•	Restricting access to areas likely to contain confidential documents or material, non-public information; and

•	Avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

F. Avoidance of Certain Aggressive or Speculative Trading

Officers, directors and employees and their respective family members (including spouses, minor children, or any other family members living in the same household), should not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such activities would include the purchase of put or call options, or the writing of such options.

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CERTIFICATION

The undersigned hereby acknowledges receipt of Upexi, Inc.’s Insider Trading Policy (the “Policy”), and certifies that the undersigned has read, understands and will comply with the Policy.

Date:_____________________

Signature:

Print Name:

Title:

One signed copy of this certificate should be sent to:

Upexi, Inc.

3030 North Rocky Point Drive

Tampa, FL 33607

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PRE-CLEARANCE FORM FOR STOCK AND NOTES TRANSACTIONS

This form is valid until the close of business two days following approval

Name
Telephone Number
Stock or Notes?
Purchase, Sale or Other(describe)

(For the exercise of stock options, please use the form accompanying your stock option agreement. You may obtain a copy from the Chief Financial Officer.)

PLEASE READ AND SIGN BELOW.

I do not possess material, non-public information about Upexi, Inc. or any of its subsidiaries and I will not enter into the transaction referenced above if I possess such information at the time of the transaction.

Signature:

Date:

You will be notified whether clearance is approved as soon as practical after review by the Chief Financial Officer.  If you do not initiate the transaction within two business days, then you will need to submit a new pre-clearance form.  Pre-clearance may be revoked any time.

SUBMIT THIS FORM TO THE CHIEF FINANCIAL OFFICER OR THE COMPANY’S GENERAL COUNSEL

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